UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):         December 19, 2002


                           SELECT COMFORT CORPORATION
             (Exact name of registrant as specified in its charter)


        Minnesota                     0-25121              41-1597886
(State of Incorporation)      (Commission File            (IRS Employer
                                        Number)              Identification No.)


        6105 Trenton Lane North
        Minneapolis, Minnesota                          55442
        (Address of principal                         (Zip Code)
               executive offices)


Registrant's telephone number, including area code: (763) 551-7000



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Item 9.  Regulation FD Disclosure.

     On December 19, 2002, the registrant issued a press release, as follows:






FOR IMMEDIATE RELEASE                   Contact:  Mark Kimball (763) 551-7070
                                                  Select Comfort Corporation
                                                  Mark.Kimball@selectcomfort.com


                           SELECT COMFORT CORPORATION
                       ANNOUNCES $5 MILLION DEBT REPAYMENT

     Minneapolis, Minn. (December 19, 2002) - Select Comfort Corporation (NASDAQ: SCSS), the nation's leading bed retailer and creator of the SLEEP NUMBER(R) bed, today announced that it has prepaid in full its $5 million senior debt financing provided by Medallion Capital, Inc. The debt was originated in September 2001, and had no required payments due until late 2003.

     All of the debt issued by Select Comfort during its 2001 turnaround has now been repaid or converted to equity. In connection with this debt repayment, the company will record a one-time, non-cash, non-operating charge estimated at $600,000 in fourth quarter 2002. This charge does not affect the company's previously announced profit guidance for the fourth quarter. Repayment of this debt will result in an estimated $750,000 reduction in future annual interest expense.

     "Prepaying the 2001 debt is yet another indication of the progress we have made in improving our operating performance and in significantly increasing our cash flow and profit from operations," said Bill McLaughlin, president and chief executive officer.

     Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer (1), holding 27 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number(R) bed, as well as foundations and sleep accessories. Select Comfort's products are sold through its 322 retail stores located nationwide, including leased departments in Bed Bath & Beyond stores; through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.

                                      ###



     (1) Top 25 Bedding Retailers, Furniture Today, August 12, 2002




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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     SELECT COMFORT CORPORATION
                                     (Registrant)


Dated:  December 19, 2002            By:    /s/ Mark A. Kimball
                                        ----------------------------------------
                                     Title:     Senior Vice President
                                           -------------------------------------



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